EXHIBIT 10.1
HAVERTY FURNITURE COMPANIES, INC.
AMENDMENT TO 2014 LONG-TERM INCENTIVE PLAN
This Amendment ("Amendment") to the Haverty Furniture Companies, Inc. 2014 Long-Term Incentive Plan (the "Plan") shall be effective as of the 1st day of June 2018.
1.   Section 4(a) of the Plan shall be deleted in its entirety and replaced with the following:
"(A)  Shares Available. Subject to the provisions of Section 4(B) hereof, the maximum number of Shares that may be issued under the Plan shall be (i) 500,000 plus (ii) the number of Shares that were authorized but unissued under the Haverty Furniture Companies, Inc. 2004 Long-Term Incentive Plan (the "2004 Plan") as of the Effective Date plus (iii) the number of Shares subject to outstanding grants under the 2004 Plan (each, a "2004 Plan Award") on the Effective Date that are forfeited or expire on or after the Effective Date in accordance with the terms of the underlying grants plus (iv) the number of Shares surrendered on or after the Effective Date to exercise a 2004 Plan Award or withheld on or after the Effective Date to satisfy withholding tax liabilities under a 2004 Plan Award. The number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options may not exceed 500,000, subject to adjustment as provided in Section 4(B) of the Plan. If, after the Effective Date, any Shares covered by an Award granted under this Plan, or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates, expires unexercised, or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination, expiration, or cancellation, shall again become Shares with respect to which Awards may be granted. Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for Awards under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements shall not be added to the number of Shares remaining available for Awards under the Plan. In addition, (i) the full number of Shares subject to an Option shall count against the number of Shares remaining available for Awards under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation), and (ii) the full number of Shares subject to a Stock Appreciation Right shall count against the number of Shares remaining available for Awards under the Plan (rather than the net number of Shares actually delivered upon exercise).  Each 2004 Plan Award shall remain subject to the terms of the applicable award agreement and the 2004 Plan, but Shares delivered pursuant to such award on or after the Effective Date shall be issued under this Plan."
2.   The Plan, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment.
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IN WITNESS WHEREOF, Haverty Furniture Companies, Inc. acting by and through its duly authorized officers, has caused this Amendment to be duly executed on the 9th day of April 2018.

HAVERTY FURNITURE COMPANIES, INC.
By: /s/ Clarence H. Smith
Name: Clarence H. Smith
Title:  Chairman of the Board, President and
           Chief Executive Officer